Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-3) of TearLab Corporation for the registration of $7,000,000 of TearLab Corporation common stock of our report dated March 25, 2013, with respect to the consolidated financial statements and schedule of TearLab Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission, and to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-189372) and related Prospectus and of TearLab Corporation incorporated by reference into this Registration Statement.

/s/ Ernst & Young LLP

San Diego, California

July 24, 2013